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                                                                      EXHIBIT 11
                                                                      ----------

                        COMPUTER TASK GROUP, INCORPORATED
                        ---------------------------------

         Computation of fully diluted earnings per share under treasury stock method set forth in Accounting Principles Board Opinion No. 15.







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                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
                   ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   QUARTER ENDED         TWO QUARTERS ENDED
                                                               JUNE 27,    JUNE 28,        JUNE 27,    JUNE 28,
                                                                 1997        1996           1997       1996
                                                              ----------  --------        ----------  ----------

Weighted-average number of shares
    outstanding during period                                 20,738      20,690       20,728        20,652
Add Common Stock equivalents -
       Incremental shares under stock option plans             1,181         744        1,158           632

Weighted-average number of shares held
    by Stock Employee Compensation Trust                      (3,996)     (3,662)      (3,923)       (3,662)
                                                              -------    --------      -------     --------

Number of shares on which fully diluted
    earnings per share is based                               17,923      17,772       17,963        17,622
                                                              ======      ======       ======        ======

Net income for the period                                     $4,485      $2,639       $8,154        $4,852

Fully diluted earnings per share                              $ 0.25      $ 0.15       $ 0.45        $ 0.28
Primary earnings per share                                    $ 0.25      $ 0.15       $ 0.46        $ 0.28








All amounts above, except for "Net income for the period", have been restated to reflect the effect of a 2-for-1 stock split, effective June 2, 1997.





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